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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-88694) and the related Prospectus of Gray Communications Systems, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities and the related Prospectus of Gray Communications Systems for the registration of 3,000,000 shares of Class B Common Stock and to the incorporation by reference therein of our reports dated January 29, 2001, with respect to the consolidated financial statements and schedule of Gray Communications Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
July 12, 2002